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DIGIRAD CORPORATION

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Digirad Moving Forward March 2013

Forward-looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  The presentation and information contained herein present “forward-looking statements” addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. The matters discussed in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Digirad’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: statements about the Company’s revenues, expenses, margins, cash flow from operations, personnel and equipment leasing services, centers of influence strategy and benefits, market conditions and trends, heath care dynamics, demand for imaging leasing services and products, imaging modality trends, competitive advantages, utilization, cost control, financial results, restructuring efforts, the positive impact of corporate governance changes, and ability to increase revenue and cash flow on a go-forward basis. This presentation reflects management’s views as of date presented. Except to the limited extent required by applicable law, Digirad undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

New Strategic Plan: Driving Cash Flow and Shareholder Value Restructuring the Business:  What it means 2. Management Changes:  The right team to drive cash flow and shareholder value 3. Board Changes:  Highly qualified and Independent 4. New Corporate Governance:  Ensuring accountability  5. Appendix:  Business overview

Restructuring the Business

Restructuring the Business:  What it Means  Digirad Imaging Solutions New strategic focus; it is all about cash flow: Focus on Digirad Imaging Solutions (DIS) cash flow generation Execute financially disciplined acquisitions via attractive returns and fast payback; committed to only acquisitions that make financial sense Diagnostic Imaging Significant restructuring of the Diagnostic Imaging business to reduce costs Estimated elimination of $3 million to $4 million of costs Focus on cash flow generation, primarily from customer service business associated with the installed base of cameras Will continue to sell cameras, but at a slower pace Main goal is to eliminate investment in less productive assets Corporate Headquarters Move to Atlanta Certain functions will move to further reduce costs and reduce overhead

Restructuring the Business:  Driving Value Increase Value to the Shareholder Shareholder value will be increased by:  Reducing costs as we restructure / focusing on cash flow Acquiring financially disciplined, cash generating businesses Share repurchases Shareholder Value Goal is to ultimately generate $3 million to $4 million annually of consolidated cash flow Return of Value to the Shareholders $27.2 million of cash and securities at December 31, 2012 Announced increase to the Digirad share buyback program:  increased from $4 million ($2 million available) to $12 million ($10 million available) Cash on hand + cash we will generate + buy back program = Aggressive return to shareholders Commitment to returning value to shareholders further solidified by Company announcement of 10b5-1 buyback plan implemented on March 15, 2013

Management Changes

Management Changes:  The Right Team to Drive Shareholder Value  Management team is being right-sized based on our healthcare services focus; flatten and optimize the organization for those with specific healthcare services experience Todd Clyde will step down after a transition periodSeveral other management positions are being eliminated to make the organization lean and nimble Matt Molchan, President, Digirad More than 10 years experience in mobile imaging Digirad employee for over 6 years Jeff Keyes, Chief Financial Officer History of high growth medical technology companies, including experience in spin-offs, IPOs, and start-up environments Experienced in rapid change and restructuring management Virgil Lott, President, Diagnostic Imaging 25 years experience in medical imaging and operations Digirad employee for over 7 years

Board Changes

Board Changes:  Highly Qualified and Independent  Our newly constituted Board includes seasoned executives with a vast array of experience.  Your Board is listening and has been very responsive, making a number of changes based on discussions with shareholders Board size has been reduced from 8 members to 6 members – more nimble and cost efficient 4 non-employee directors introduced in past 12 months 4 new directors were directly nominated by our top shareholders and regularly talk to our shareholders All 5 directors standing for re-election are independent; going forward, the Board will be comprised of 5 non-employee independent directors, plus the CEO Board collectively has significant ownership in the Company Board created a Strategic Committee, focused on eliminating operations/investments that do not generate near-term cash and shareholder return Your Board is committed to creating value and returning that value to you

Board Changes: Highly Qualified and Independent  Jeffrey E. Eberwein – Chairman, Director since 2012 Founder and Chief Executive Officer of Lone Star Value Investors, LLC Over 20 years of Wall Street experience Board experience with a variety companies Specific experience in mergers & acquisitions as well as proper NOL utilization  We believe that Mr. Eberwein brings significant experience in investing and financial management to our board of directors. Throughout his career, Mr. Eberwein has developed a network of contacts in the investor community, and we believe that Mr. Eberwein will be able to leverage these contacts during his time on the board of directors to increase investor interest in our company. Our board of directors also believes that Mr. Eberwein’s leadership ability and commitment to excellence make him well-suited to serve as Chairman.

John M. Climaco – Director since 2012 President, Chief Executive Officer and Director, Axial Biotech, Inc. Extensive executive experience with healthcare services Track record of raising capital and strategic alliances We believe that Mr. Climaco brings to our board of directors significant executive experience with a healthcare services company, including in raising capital, engineering strategic alliances, building executive teams and managing complex business operations and legal strategies. Board Changes: Highly Qualified and Independent

Board Changes: Highly Qualified and Independent Charles M. Gillman – Director since 2012 Portfolio Manager, Nadel and Gussman, LLC Extensive experience with strategic capital allocation and consulting Board experience with a variety of companies We believe that Mr. Gillman brings significant experience as a successful portfolio manager to our board of directors. This experience allows him to offer unique insight into our operations and the competitive challenges that we face. Mr. Gillman has also served with distinction on the board of directors of another public company.

Board Changes: Highly Qualified and Independent  James B. Hawkins - Director since 2012 President, Chief Executive Officer and Director, Natus Medical Incorporated Over 20 years of experience running medical device companies Completed over 20 acquisitions in his career We believe that Mr. Hawkins’ extensive experience in the medical device industry is of significant value to our board of directors. In particular, Mr. Hawkins has over two decades of experience as a chief executive officer of medical device companies, which allows him to provide invaluable insight and direction to our management.

Board Changes: Highly Qualified and Independent John W. Sayward – Director since 2008 Retired Partner, Nippon Heart Hospital LLC Over 15 years experience serving as CFO of medical device and pharmaceutical companies Vast experience in financial discipline and financial oversight We believe that Mr. Sayward is qualified to serve on our board of directors and as the board’s financial expert and audit committee chairman due to the depth and breadth of his finance experience and leadership skills.

New Corporate Governance

New Corporate Governance: Ensuring Accountability Your Board is committed to continued enhancements to Corporate Governance and best practices.  Since the beginning of 2012, we have instituted the following changes:Established a CEO stock ownership policy that requires significant participation of the CEO, at 3 times annual base salary Adopted a resolution that all acquisitions in excess of $5 million in purchase price require shareholder approval Amended our non-management director stock ownership policy in order to increase the amount of stock that each non-employee director must own to continue service to the Board Adopted a term limit policy of no more than 10 years Adopted a policy  of an annual cap on stock equity awards to a maximum of 3% of the total equity outstanding

Appendix: Business Overview

Digirad Imaging Solutions Personnel & Equipment Leasing (Services) Nuclear Medicine Ultrasound Other Mobile Services  New Services Diagnostic Imaging Customer Service (Maintenance) Focused Product Sales

DIS: Imaging/Diagnostic Services That Meet Healthcare Needs Delivers licensed staffing and imaging equipment to physicians with no burden and cost of full ownership Personnel Logistics Equipment Physician Issues Benefits to Physician/Healthcare System Diagnostic need Space constraints Capital requirements Complicated logistics Specialized personnel Optimized availability – in-office, flexible and scalable Compact and patient friendly No up-front capital requirements Handling of all logistics, personnel and regulatory requirements Maintain control of patient/increased practice revenues

Delivering Value in a Changing Customer Landscape Evolving regulation and economics are forcing structural change in Healthcare Physician Practices  Hospitals Imaging Centers  Increase revenue-generating patients Improve level of care Participating in integrated networks (ACOs, acquisitions) Multi-use exam room maximizes revenue Creating integrated networks (ACOs, acquisitions) Community outreach programs (referral patterns and managing lives) Turnkey imaging solution with staffing Changes referral patterns Turn key imaging solution with staffing Ability to meet excess demand Hospital acquisitions

What will Drive Cash Flow and Growth in DIS Expand Practice revenues and profits Cardiology practices Internists New revenue streams from channel  New services; variety of other mobile-based services Accreditation consulting services Geographic optimization Tuck-in acquisitions Stabilizing reimbursement

Diagnostic Imaging: Driving Cash flow The most profitable component of Diagnostic Imaging: Customer Service Includes over 20 Field Service Engineers located throughout the United States Flexible and nimble to address customer needs Actively managed to increase margins and to enhance cash flows Serves a significant installed base of cameras Camera unit sales Continued intent to sell cameras into the market, but at a slower pace, and at a much higher cost optimized level Continued focus going forward to maximize cash flow from our installed based and increased efficiencies

Balance Sheet Liquid, Strong Ratios, No Long-Term Debt; Well Positioned to Deploy our Strategy Dec 31 2012 Dec 31 2011 Dec 2010 (in millions, except per share) (Audited) Cash/Equivalents & Securities Total Current Assets Total Current Liabilities Long-Term Debt Shareholders' Equity Working Capital Ratio 27.2 30.5 30.2 39.4 44.0 44.1 8.2 8.4 8.1 36.4 41.5 44.0 4.8 5.2 5.4

Operating Results Managed well through volatile external market dynamics

* 2012 results include $1.2 million of inventory reserve adjustments (included in gross profit) related to our February 28, 2013 restructuring announcement, and impact of $0.4 million estimated settlement of radiopharmaceutical supply litigation (included in operating expenses).

2012* 2011 2010 (in millions, except per share) (audited) Revenues Gross profit Operating Expenses Operating Loss Net Loss Loss Per Share Weighted Shares Outstanding $ 50.5 $53.7 $ 56.2 13.1 14.8 12.0 18.2 18.3 18.6 (5.1) (3.5) (6.6) (4.9 (3.3) (6.2) (0.26) (0.18) (0.33) 19.3 19.1 18.8